Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Hall Chadwick Acquisition Corp. II and to the reference to our firm under the heading “Experts” in the Prospectus. We also consent to the incorporation by reference therein of our report dated April 21, 2026, relating to the financial statements of Hall Chadwick Acquisition Corp. II as of March 11, 2026 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty).

We are a registered public accounting firm with the Public Company Accounting Oversight Board (United States).

/s/ Pipara & Co LLP (6841)

Delhi, India

April 21, 2026

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA +1 (646) 387 - 2034	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Dubai Office: 1011, B-Block, Mazaya Centre, Sheikh Zayed Rd - Al Wasl - Dubai - UAE	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: Green Park Desq Work, Gate No. 1, 49/1 Yusuf Sarai, Nr. Green Park Metro Station, Delhi - 110016	Hyderabad Office: 509, Sandhya Techno - 1, Opp. KIMS Hospital, Raidurgam, Hyderabad Telangana, India, 500036
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